Exhibit 99.5

Trinity Industries, Inc.
Quarterly Conference Call
Comments of Steve Menzies
August 5, 2004

Thank you, Tim, Good morning.

During the 2nd quarter of 2004, the North American railcar industry continued its recovery with orders for railcars and autoracks totaling in excess of 20,000, the highest quarterly total since the 3rd quarter of 1998. The 2nd quarter’s order activity brought year-to-date orders to over 38,400. A strengthening general economy, increased freight traffic on North American railroads and replacement of the aging railcar fleet each contributed to strong railcar demand. Railcar demand during the first half of 2004 was dispersed among a broad array of car types. At the end of the 2nd quarter of 2004, the industry had a backlog of over 52,100 railcars and autoracks, highest since 1st quarter 1999.

During the 2nd quarter, Trinity Rail received orders for approximately 3,400 railcars and autoracks. We received orders for covered hoppers, intermodal flats, coal cars, box cars and tank cars. All orders received were for railcar types for which we are currently in production consistent with our strategy to focus on “tack-on” orders providing extended production efficiencies and continuity. We also received additional orders for autoracks continuing our production run for this equipment type. Our total railcar and autorack order backlog remained at approximately 17,500 units and 33% of the industry backlog.

Our Leasing and Management Services Group’s revenues and operating profit increased year-over-year as a result of fleet growth, sustained high utilization and fleet sales. Industry wide, lease fleet utilization has improved reflecting strong railcar demand and, as new railcar prices increase, lease rates will continue to strengthen. Trinity Industries Leasing Company added approximately 830 new railcars to its fleet. Fleet additions, which included tank and freight cars, were all placed on lease with customers. At the end of the quarter, our owned and leased fleet has grown to over 19,200 railcars. Our lease portfolio is well diversified by car type, industries served and customer concentration. As part of our continued review of our portfolio, we sold a group of over 550 railcars during the 2nd quarter. The average age of our fleet is slightly over 5 years and the average remaining term of our lease portfolio is over 6 years. Fleet utilization remained strong at 98.2% compared to 98.3% at the end of the 1st quarter. Our committed lease backlog is approximately 1,300 railcars or 11.7% of Trinity Rail’s production backlog.

Thank you, I will now turn it over to Jim Ivy.